Exhibit 99.1

MEI Pharma Presents Phase 1b Clinical Data for ME-401 in Patients with Indolent B-Cell

Malignancies at the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting

— 90% Objective Response Rate Observed in Patients with Indolent B-Cell Malignancies —

SAN DIEGO, June 4, 2018 – MEI Pharma, Inc. (NASDAQ: MEIP) a pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer, today announced that data presented at ASCO 2018 from a Phase 1b study of ME-401 demonstrate a 90% objective response rate in patients with relapsed or refractory follicular lymphoma (FL), chronic lymphocytic lymphoma (CLL) and small lymphocytic lymphoma (SLL). Based on the data in this program, MEI anticipates progressing into a single-agent registration study later in 2018 for the treatment of adults with relapsed or refractory follicular lymphoma. ME-401 is a next-generation selective oral inhibitor of PI3K delta.

“The clinical evidence we are accumulating from the Phase 1b study of ME-401 is very promising; the data demonstrate a 90% response rate across all patients with relapsed or refractory FL, CLL and SL, and an 86% rate in patients with relapsed or refractory follicular lymphoma,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “There continues to be a need for effective treatment options among patients with relapsed or refractory follicular lymphoma. We therefore anticipate moving into a single-agent registration study by the end of the year”

The ME-401 ASCO 2018 poster can be accessed on the MEI Pharma website.

ME-401 Phase 1b Data

ME-401 is being evaluated in a Phase 1b dose escalation study in patients with relapsed or refractory FL, CLL and SLL. As of May 14, 2018, 46 patients were enrolled: 31 patients received monotherapy and 30 were evaluable for efficacy (12 patients at 60 mg, 12 patients at 120 mg and six patients at 180 mg). Based on the data, the Company determined that no further dose escalation was required. An expansion cohort of up to 30 patients with FL, CLL and SLL was added to further evaluate the safety and efficacy of ME-401 as a single agent at the 60 mg dose. An additional 15 patients are enrolled in the study arm evaluating ME-401 (60 mg) in combination with rituximab (marketed as Rituxan®) in patients with various B cell malignancies.

ME-401 administered as a single-agent achieved a high response rate of 90% in all evaluable patients as well as a high rate of 86% in the group of patients with FL:

	60 mg N = 12	120 mg N = 12	180 mg N = 6	Total N = 30
FL (N = 21) ORR Nodal/metabolic CR	n = 6 5 (83%) 2 (33%)	n = 10 9 (90%) 4 (40%)	n = 5 4 (80%) 0	n = 21 18 (86%) 6 (21%)

CLL/SLL (N = 9) ORR Nodal/metabolic CR	n = 6 6 (100%) 3 (50%)	n = 2 2 (100%) 0	n = 1 1 (100%) 0	n = 9 9 (100%) 3 (33%)

All evaluable subjects ORR Nodal/metabolic CR	n = 12 11 (92%) 5 (42%)	n = 12 11 (92%) 4 (33%)	n = 6 5 (83%) 0	n = 30 27 (90%) 9 (30%)

Responses were generally early in treatment, with 85% of responses (23/27) occurring at the first disease assessment after 2 cycles (56 days). A 100% (10/10) objective response rate was observed in the group of FL patients with progression of disease within 24 months (POD24) of initial immunochemotherapy. Objective responses were observed in 82% (9/11) of FL patients treated in ≥ 3rd line therapy. Responses to date appear durable: median follow-up is 8 months (range: 2.4-16.5 months), only 1 responder had disease progression, and 13 of 18 active patients had a response duration ongoing for more than 6 months.

ME-401 was generally well-tolerated. No dose-limiting toxicities were identified at any dose level. Among the most common adverse events, Grade 3 adverse events of interest were diarrhea 19% (6/31), rash 13% (4/31), colitis 6% (2/31) and stomatitis 3% (1/31), all of which were reported in Cycle 3 or later cycles and all of which resolved with drug interruption and corticosteroids allowing multiple patients to resume treatment on an intermittent schedule without apparent loss of response. No opportunistic infections or non-infectious pneumonitis was reported. There have been no Grade 4-5 adverse events. Four patients discontinued due to an adverse event. Rates of adverse events across the doses studied were comparable.

Laboratory abnormalities were infrequent. Grade ≥3 laboratory abnormalities reported were: neutropenia 10% (4/31) and AST/ALT increase 6% (2/31). Myelosuppression was not associated with febrile neutropenia.

About ME-401

ME-401 is a next generation selective oral inhibitor of phosphatidylinositol 3-kinase (“PI3K”) delta. PI3K delta is often overexpressed in cancer cells and plays a key role in the proliferation and survival of hematologic cancer cells. ME-401 displays high selectivity for the PI3K delta isoform and is in a chemical class that is distinct from other PI3K delta inhibitors with a differentiated pharmaceutical profile including: long on target residence time, preferential cellular accumulation, large volume of distribution, and a 28-hour half-life suitable for once daily oral administration. The pharmaceutical properties and clinical data generated to date for ME-401 support its potential as a single-agent therapy and the potential to be used in combination with existing or emerging therapies to treat multiple difficult-to-treat oncology indications.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer. The Company’s portfolio of drug candidates includes pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. Pracinostat is also being developed in combination with azacitidine for the treatment of patients with high and very high-risk myelodysplastic syndrome (MDS) (NCT03151304). MEI Pharma’s clinical development pipeline also includes ME-401, a highly differentiated oral PI3K delta inhibitor currently in a Phase 1b study in patients with relapsed/refractory follicular lymphoma or CLL, and voruciclib, an oral, selective CDK inhibitor shown to suppress MCL1, a known mechanism of resistance to BCL2 inhibitors. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-sponsored study in combination with bevacizumab evaluating patients with HER2-negative breast cancer. Pracinostat, ME-401, ME-344 and voruciclib are investigational agents and are not approved for use in the U.S. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com